Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-144332) and related Prospectus of Northwest Pipeline Corporation for the registration of $185,000,000 of its 5.95% Senior Notes due 2017 and to the incorporation by reference therein of our report dated February 28, 2007, with respect to the financial statements and schedule of Northwest Pipeline Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
July 19, 2007